EXHIBIT 99

Susquehanna Media Co. – 2003 Third Quarter Results

November 12, 2003

York, PA – Susquehanna Media Co. (Media) reported $99.0 million consolidated revenues for the third quarter ended September 30, 2003. Revenues increased $5.9 million or 6% compared to third quarter 2002. Quarterly operating income of $24.5 million represented a $2.2 million or a 10% increase over third quarter 2002.

Media reported $278.6 million of revenues for the nine months ended September 30, 2003. Revenues increased $23.2 million or 9% compared to the same nine months of 2002. Operating income for the nine months was $66.7 million, a $29.7 million or 80% increase over the same period in 2002. However, the nine months 2002 results included a $21.2 million charge related to revaluing Radio Class B non-voting shares and Cable performance shares.

During the third quarter, our Parent’s ESOP Committee changed the formula for allocating ESOP benefits from 85% based on eligible compensation and 15% based on business unit performance, to 50% based on eligible compensation and 50% based on business unit performance. This allocation change increased Media’s 2003 ESOP expense for the nine months by approximately $1.2 million; of which $1.0 million was recognized by the Radio segment and $0.2 by the Cable segment. Media estimates that the 2003 increase in ESOP expense caused by this allocation formula change will be approximately $1.7 million.

On August 1, 2003, we purchased WSOX-FM; a radio station licensed to Red Lion, Pennsylvania from Lancaster-York Broadcasting, LLC for $23.0 million cash. Existing credit facilities were utilized to fund the acquisition.

On July 10, 2003, we signed an agreement with RCN Telecom Services, Inc. to purchase the assets of a cable system serving Carmel, New York for $120.0 million cash. Media made a $10.0 million purchase deposit on July 10, 2003 utilizing its existing credit facilities. The cable system serves approximately 29,800 video subscribers. The seller has agreed to upgrade the system to 750 MHz with two-way capability before closing, which is expected during first quarter 2004. RCN is currently providing digital video, residential high-speed Internet access and circuit switched telephony in upgraded areas of the system.

On June 30, 2003, Media purchased approximately 2,800 basic cable subscribers and related assets serving Canton, Mississippi from Galaxy Cable, Inc. for $5.2 million cash. Existing credit facilities were utilized to fund this acquisition. The purchased subscribers will be integrated into our existing Rankin County operation after headend elimination and rebuild of the cable plant. We anticipate that the rebuild and headend elimination will cost a total of $2.3 million and will be completed within twelve months.

On April 15, 2003, we issued $150.0 million of ten-year Senior Subordinated Notes (Notes) with interest at 7.375% payable semi-annually. The Notes were issued at par. Interest was payable beginning October 15, 2003. The $148.3 million net proceeds were immediately used to reduce Media’s existing revolving credit facility. In June 2003, the Notes were exchanged for notes with identical terms that were registered with the Securities and Exchange Commission.

Radio
Third quarter revenues of $61.7 million were $2.2 million or 4% greater than third quarter 2002. Radio’s third quarter operating income was $17.3 million, a $0.4 million or 2% increase over the same period in 2002. General economic conditions and weak local advertiser demand in radio have slowed the increase in advertising rates. Included in operating income is the recognition of approximately $1.0 million of additional ESOP expense caused by a change in the ESOP allocation formula as described above. Radio recognized a reduced music license expense of $0.8 million as a result of the Broadcast Music, Inc. and the Radio Music License Committee reaching a favorable industry-wide agreement on music licenses.

Radio revenues for the nine months ended September 30, 2003 of $169.2 million represented an $11.8 million or 8% increase over the same period in 2002. Operating income was $43.6 million, an increase of $20.2 million or 86% over the nine months 2002. Operating income for the nine months ended September 30, 2002 included a $17.1 million non-cash compensation charge related to the revaluation of the Radio Class B nonvoting common shares. Excluding this non-cash compensation charge related to the revaluation of Radio Class B common shares, 2003’s nine months operating income increased $3.1 million or 8% over the nine months ended September 30, 2002.

Third quarter revenues on a same stations basis ( WYGY-FM which was acquired in September 2002 and WSOX-FM which was acquired in August 2003) were $60.5 million, a $1.4 million or 2% increase over third quarter 2002. Third quarter operating income on a same stations basis was $17.4 million for the quarter ended September 30, 2003, an increase of $0.3 million over third quarter 2002.

Same station revenues for the nine months ended September 30, 2003 were $166.5 million, an increase of $9.5 million or 6% from 2002. Nine months operating income on a same stations basis (which also excluded WHMA-AM for the nine months) was $44.0 million, an increase of $20.4 million or 86% greater than the same period in 2002. Approximately $17.1 million or 72% of the increase related to the 2002 non-cash compensation charges described previously.

Cable
Third quarter 2003 revenues totaled $34.8 million, a $3.5 million or 11% improvement from third quarter 2002. Revenue growth came primarily from the increasing penetration of cable modem and digital services as well as basic service rate increases effective in first quarter 2003. Cable’s operating income was $7.0 million for the third quarter, an increase of $1.4 million or 25% over third quarter 2002. As of September 30, 2003, average monthly revenue per basic subscriber was $54.91, an increase of $5.00 or 10% over 2002.

Revenues for the nine months ended September 30, 2003 were $101.8 million, an increase of $11.0 million or 12% over nine months 2002. Operating income for the nine months ended September 30, 2003 was $23.4 million, an increase of $7.7 million or 49% compared to the first nine months of 2002. However, operating income increased $5.1 million or 28% over 2002 if the $2.6 million compensation expense recognized in 2002 for the revaluation of Cable’s performance shares was excluded from the change.

On a same systems basis (excluding the Lawrenceburg, Indiana cable system, that was acquired April 1, 2002), Cable revenues for the nine months ended September 30, 2003 were $97.2 million, a $9.0 million or 10% increase over the same period in 2002. Nine months operating income was $24.6 million on a same systems basis, an $8.1 million or 49% increase over 2002. Excluding the 2002 compensation expense related to the Cable performance share revaluation, operating income improved $5.5 million or 29% over 2002. Improved operating income was due to performance of newer product lines and the effect of basic rate increases.

Cable capital expenditures totaled $17.5 million for the nine months ended September 30, 2003. Plant rebuild expenditures in the Lawrenceburg, Indiana and Brunswick, Maine systems totaled $6.7 million. In addition to rebuild activity, Cable’s corporate management group and its York system purchased new general and administrative office spaces at a cost of $2.9 million. The $7.9 million balance of Cable capital expenditures was made for customer premise equipment, scaleable infrastructure (scaleable infrastructure is defined as headend and other equipment that requires additional investment as subscriber counts increase) and for construction of extensions of cable plant facilities. The largest expenditure in scaleable infrastructure was $1.9 million for headend equipment necessary to meet growing demand for our cable modem product.

Internet and Other
Third quarter revenues totaled $2.5 million, a $0.2 million or 9% increase from third quarter 2002. Susquehanna Data (Internet) had operating income of $0.1 million for third quarter 2003, compared to a $0.4 million operating loss in third quarter 2002.

Nine-month Internet revenues were $7.6 million, an increase of $0.4 million or 6% over the same period in 2002. Internet achieved near breakeven operating income for the nine months ended September 30, 2003, a $1.1 million or 96% improvement compared to the 2002 operating loss of $1.1 million.

Debt Covenant Compliance
Media was in compliance with all its debt covenants as of September 30, 2003. Certain loan covenants in Media’s senior credit facility and the bond indenture related to its 8.5% senior subordinated notes utilize a defined term, Consolidated EBITDA or Actual EBITDA, to compute covenant compliance items, including fixed charge coverage ratio.

The indentures that governs both series of our senior subordinated notes contain certain covenants in which compliance is measured by a financial measure called “Consolidated EBITDA.” Additionally, our senior credit facility contains certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, net of interest income, depreciation and amortization, employee stock ownership plan expense, non-cash credits and charges, extraordinary, nonrecurring or unusual items, and any gain or loss on the disposition of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. In addition, as noted above, both our senior credit facility and the indentures that governs both series of our senior subordinated notes contain certain covenants in which compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three months and nine months ended September 30, 2003, Consolidated EBITDA may be calculated as follows:

Three months ended September 30, 2003 (in millions of dollars)

			Internet
	Radio	Cable	and Other	Total

Operating income	$17.3	$7.0	$0.2	$24.5
Depreciation and amortization	1.5	6.0	0.2	7.7
Other items	—	—	(0.1)	(0.1)
Allocated ESOP expense	2.9	0.7	0.1	3.7

Consolidated EBITDA	$21.7	$13.7	$0.4	$35.8

Nine months ended September 30, 2003 (in millions of dollars)

			Internet
	Radio	Cable	and Other	Total

Operating income	$43.6	$23.4	$(0.3)	$66.7
Depreciation and amortization	4.5	17.7	0.4	22.6
Other items	0.3	—	(0.5)	(0.2)
Allocated ESOP expense	6.4	1.7	0.2	8.3

Consolidated EBITDA	$54.8	$42.8	$(0.2)	$97.4

Operating income may be computed by subtracting minority interests, income taxes, interest expense net of interest income, and other income and expenses from net income.

General
Attached for your review is a schedule of unaudited selected financial information for the quarter and nine months ended September 30, 2003 and 2002.

Conference Call
A conference call is scheduled to review Susquehanna Media Co.’s 2003 third quarter results on Monday, November 17, 2003 at 11:00 am EST. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates’ or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Company’s financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Company’s markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Company’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Company’s business, nonrenewal of cable franchises, decreases in the Company’s customers advertising and entertainment expenditures and other factors over which the Company may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

		(Restated)		(Restated)
Income Statement Data:
Revenues:
Radio	$61,743	$59,529	$169,227	$157,391
Cable	34,719	31,320	101,746	90,790
Internet	2,535	2,281	7,602	7,220

Total	98,997	93,130	278,575	255,401
Operating Income (1), (2)
Radio	17,361	16,967	43,624	23,403
Cable	7,046	5,632	23,429	15,673
Internet and other	67	(342)	(361)	(2,116)

Total	24,474	22,257	66,692	36,960
Depreciation and amortization
Radio	1,453	1,431	4,499	4,027
Cable	5,949	6,427	17,636	17,037
Internet and other	313	49	438	100

Total	7,715	7,907	22,573	21,164
Other Financial Data:
ESOP expense (3)
Radio	2,895	1,725	6,414	5,175
Cable	698	438	1,723	1,313
Internet and other	83	37	158	112

Total	3,676	2,200	8,295	6,600
Radio employee stock plan revaluation (1)	—	—	—	17,065
Cable performance share plan revaluation (2)	—	—	(443)	4,050
Interest expense, net	8,109	7,132	22,619	21,992
Interest income from loans to Parent (4)	1,814	1,806	5,241	5,357
Capital expenditures	6,041	5,108	23,495	15,301
Total Long-term debt			524,364	535,194

Cable Operating Data:
Homes passed			308,724	290,919
Total customers (5)			208,746	206,380
Total customer penetration (6)			67.6%	70.9%
Basic video subscribers			207,312	206,380
Internal growth of subscribers (7)			(0.7)%	0.1%
Basic video penetration (8)			67.2%	70.9%
Digital customers (9)			42,836	33,964
Digital customer penetration (10)			20.7%	16.5%
Cable modems (11)			36,518	23,194
Cable modem penetration (12)			12.9%	9.4%
Average monthly revenue per basic subscriber (13)			$54.91	$49.91
Cable capital expenditures			$17,461,000	$13,331,000

(1)	Operating income for 2002 was decreased for the revaluation of a subsidiary’s Class B common stock, recognized as non-cash compensation expense totaling $17.1 million. The compensation expense was reflected in the Radio segment.

(2)	Operating income for 2002 was decreased by a $4.1 million revaluation of a subsidiary’s performance share plan. Approximately $2.6 million and $1.5 million were allocated to the Cable and the Other segments, respectively.

(3)	ESOP expense increased by approximately $1.2 million due to a change in the ESOP expense allocation. Approximately $1.0 million of additional ESOP expense was recognized in the Radio segment and $0.2 million in the Cable segment

(4)	Interest income on loans by Media to its Parent to fund the ESOP.

(5)	Total customers represent the sum of basic video customers and cable modem only customers.

(6)	Total customer penetration represents total customers as a percentage of homes passed.

(7)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(8)	Basic video penetration represents basic subscribers as a percentage of homes passed.

(9)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.

(10)	Digital customer penetration represents digital customers as a percentage of basic subscribers.

(11)	Cable modems represents the aggregate number of cable modems that are billed for service.

(12)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.

(13)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number